EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-83024 and No. 333-115771) and Form S-8 (No. 333-53552, No. 333-108178 and No. 333-118010) of Tripath Technology Inc. of our report dated December 17, 2004, relating to the consolidated financial statements, which appears in this Form 10-K/T.

/s/    Stonefield Josephson Inc.

San Francisco, CA

February 3, 2005